UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported):  June 30, 2008

TRC COMPANIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	1-9947	06-0853807
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

21 Griffin Road North, Windsor, Connecticut 06095
(Address of Principal Executive Offices) (Zip Code)

(860) 298-9692
(Registrant’s telephone number, including area code)||

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.05  Costs Associated with Exit or Disposal Activities.

On June 23, 2008, the Board of Directors of TRC Companies, Inc. (the “Company”) authorized management to formulate and implement a restructuring plan (the “Plan”). Management committed to the Plan as of June 30, 2008. The Plan is part of the Company’s ongoing initiative to reduce operating costs and improve the efficiency of the Company’s organization. Under the Plan, the Company is reducing its workforce by approximately 80 employees and consolidating or closing 15 office facilities.  The Plan has been initiated and will be phased throughout the first quarter of fiscal year 2009.

In connection with the Plan, the Company expects to record total facility exit and restructuring costs of approximately $4 to $6 million, primarily in the fourth quarter of fiscal 2008. This will include approximately $0.5 to $1 million for severance and personnel-related costs, $3 to $4 million for lease termination and facility closure related costs and $0.5 to $1 million for non-cash asset write-offs. Cash expenditures for severance and lease termination costs are expected to be primarily paid during the fourth quarter of fiscal year 2008 and the first quarter of fiscal year 2009, but certain cash payments associated with facilities closure related costs will be paid in later periods over the various remaining lease terms.

Signature

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: July 7, 2008	TRC Companies, Inc.

	By:	/s/ Thomas W. Bennet, Jr.
Thomas W. Bennet, Jr.
Senior Vice President and
Chief Financial Officer